UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2007

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.	REGULATION FD DISCLOSURE

As reported in the Current Report on Form 8-K that Getty Images (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on November 29, 2006, the Company has received two notices of a purported default from certain holders of the Company’s $265 million aggregate principal amount of 0.50% Convertible Subordinated Debentures, Series B due 2023 (the “Debentures”). Such notices were received from holders who claim to hold more than 25% in principal amount of the outstanding Debentures asserting that the Company’s failure to file its Quarterly Report on Form 10-Q for the third quarter of 2006 with the SEC by the prescribed filing date under SEC regulations was a default under Section 17.01 of the Indenture dated as of December 16, 2004, between the Company, as issuer, and The Bank of New York, as Trustee (the “Indenture”), relating to the Debentures. Section 17.01 incorporates by reference Section 314(a) of the Trust Indenture Act of 1940 (“TIA”). The notices of default demanded that the Company cure the purported default within sixty (60) days from their receipt, after which such default would allegedly develop into an “Event of Default,” as defined in the Indenture.

The Company does not believe that it has failed to perform any of its obligations under the Indenture because the Indenture does not contain an express covenant requiring the Company to provide the Trustee or the bondholders with periodic reports such as the Quarterly Report on Form 10-Q for the third quarter of 2006. While Section 314(a) of the TIA is incorporated into the Indenture by virtue of Section 17.01 thereof, the Company does not believe that the TIA requires periodic reports to be filed with the SEC or provided within any prescribed period of time. Consequently, in the Company’s view, these notices of default are without merit. However, the Company has elected to attempt to resolve the purported default by soliciting consents to an amendment to, and a waiver of the purported default and event of default under, the Indenture.

On January 4, 2007, the Company commenced a solicitation of consents from the holders of record at the close of business on January 4, 2007 of the Debentures to an amendment to, and a waiver of the alleged or existing default or event of default under, the Indenture. The proposed amendment to the Indenture would provide that no notice of default delivered to the Company on or prior to March 2, 2007 that specifies as the basis for the default a failure to file with the SEC the Quarterly Report on Form 10-Q for the third quarter of 2006 and/or the Annual Report on Form 10-K for the year ended December 31, 2006, as applicable, and to file the applicable reports with the trustee under the Indenture, shall have any force or effect with respect to the exercise of remedies by the trustee or any holder of Debentures if the Company files the applicable reports on or prior to May 1, 2007. The Consent Solicitation also includes a waiver of any defaults and events of default under Section 17.01 of the Indenture that may exist as a result of the Company’s failure to file its Quarterly Report on Form 10-Q for the third quarter of 2006.

A copy of the Consent Solicitation Statement, dated as of January 4, 2007, describing the terms and conditions of the consent and the proposed amendment and waiver is attached hereto as Exhibit 99.1. A copy of the press release announcing the commencement of the Consent Solicitation is attached hereto as Exhibit 99.2.

As consideration for the amendment and waiver, the Company proposes to make a cash payment to consenting holders of the Debentures of $5.00 per $1,000 in aggregate principal amount of the Debentures (the “Consent Payment”) held by such consenting holders, upon or promptly following expiration of the consent solicitation. Only registered holders of the Debentures on the January 4, 2007 record date that validly deliver, and do not revoke, consents prior to the expiration of the consent solicitation period, will be eligible to receive the Consent Payment.

The proposed amendment and waiver (including the payment of the consent payment) require consent of a majority in aggregate principal amount of the outstanding Debentures. The consent solicitation is scheduled to expire at 5:00 p.m. New York City time on January 17, 2007, unless extended or terminated by the Company.

Forward-Looking Statements

Some of the statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. The forward-looking statements in this Current Report on Form 8-K include, without limitation, statements about a claimed default with respect to the Company’s Debentures and potential consequences. These statements are only predictions and as such are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements, including an adverse court determination, changes in law, rules or regulations and other actions of parties adverse to the Company in regard to its rights under its outstanding debt obligations. As a result, these statements speak only as of the date they were made. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description
99.1	Consent Solicitation Statement, dated as of January 4, 2007

99.2	Press release dated January 4, 2007 announcing the commencement of the Consent Solicitation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf
Senior Vice President and Chief Financial Officer

Date: January 5, 2007